Exhibit 99.1

Mr. Cooper Group Announces Executive Leadership Appointments

DALLAS--(BUSINESS WIRE)--March 6, 2023--Mr. Cooper Group Inc. (NASDAQ: COOP) announced two executive leadership appointments today – the appointment of Kurt Johnson to Chief Financial Officer and Christine Paxton as Executive Vice President and Chief Risk and Compliance Officer.

Johnson joined the company in 2015 and most recently served as Chief Risk and Compliance Officer, responsible for credit and market risk management and leading the risk and compliance organization. With 25 years in the mortgage industry, Johnson has experience in originations, servicing, treasury, portfolio management and financial planning. In his time with Mr. Cooper, Johnson also led the multi-year Project Titan servicing transformation initiative and oversaw critical technology and process enhancements for our platform. In 2019, Johnson became the company’s Chief Credit Officer responsible for setting all Credit Risk related policy and governance before being promoted to his role as Chief Risk and Compliance Officer in early 2021.

“With his decades of experience in mortgage-banking, strong relationships with government and industry stakeholders and a detailed understanding of our platform, Kurt is already a major force at the company and in the industry. In his new role, he will be instrumental in setting the company on the path to delivering strong and rising investor returns,” said Jay Bray, Chairman and CEO of Mr. Cooper Group.

Bray continued, "We are delighted to welcome Christine back to the Mr. Cooper Group team. She is a well-respected leader, and I am confident that her experience and operational skills will be a great fit as we work to ensure Mr. Cooper continues to serve as a source of strength in the housing market.”

Paxton returns to Mr. Cooper from Wells Fargo, where she most recently served as Senior Vice President of Control Management, responsible for managing risk for the home lending and servicing business. Before that, she served as Senior Vice President of Enterprise Risk at Mr. Cooper Group where she established the corporate enterprise risk management framework. Christine also served in leadership roles at Capital One and Citi.

As Johnson assumes his new role, Jaime Gow will transition from Chief Financial Officer to a strategic advisor role through October.

“I want to thank Jaime for his leadership, dedication to the team and major contributions including building out our finance, accounting and tax planning teams to world-class standards,” said Bray. “We are a better company because of his efforts, and I appreciate that he will continue to support the team during this transition.”

About Mr. Cooper Group

Mr. Cooper Group Inc. (NASDAQ: COOP) provides customer-centric servicing, origination and transaction-based services related principally to single-family residences throughout the United States with operations under its primary brands: Mr. Cooper® and Xome®. Mr. Cooper is one of the largest home loan servicers in the country focused on delivering a variety of servicing and lending products, services and technologies.

Contacts

Media Inquiries:
Christen Reyenga, VP Corporate Communications
MediaRelations@mrcooper.com

Shareholder Inquiries:
Kenneth Posner, SVP Strategic Planning and Investor Relations
Shareholders@mrcooper.com